UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2014

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers

On July 23, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Willis Group Holdings Public Limited Company, an Irish public limited company (the “Company”), has approved the key elements of a modification to its long-term incentive program for 2015 to greater align executive management with shareholder return as the Company executes its long-term growth strategy (the “LTI TSR Multiplier”). The LTI TSR Multiplier would be awarded in conjunction with the Performance Share Units (“PSUs”) that are anticipated to be granted in 2015 under the Company’s 2012 Equity Incentive Plan (the “Equity Incentive Plan”) and that would relate to the 36-month performance period commencing January 1, 2015 and ending December 31, 2017 (the “2015 LTI PSU Award”). However, the LTI TSR Multiplier will measure shareholder return for the 42-month period commencing July 1, 2014 through December 31, 2017. Select executive management who are eligible to participate in the LTI TSR Multiplier include the named executive officers (as determined in accordance with Instruction 4 of Item 5.02 of Form 8-K).

Under the terms of the LTI TSR Multiplier, certain individuals who are granted a 2015 LTI PSU Award will also have the opportunity to receive additional shares of the Company or the cash equivalent if certain additional long-term total shareholder return (“TSR”) goals are also met. TSR measures the appreciation in the shares of the Company between July 1, 2014 and December 31, 2017 (based on the average of the 30 highest consecutive closing prices per share over the 90 trading days ending on the last trading day of this period) and the cash dividends payable with respect to a share during such period. The TSR performance goals range between a threshold of a TSR CAGR of 10% to a maximum TSR CAGR of 21.9%. Upon determination of the number of PSUs that are earned as a result of the achievement of the underlying 2015 LTI PSU Award performance measures (likely to be based on organic commission and fees growth and adjusted EBIT over the 36-month measurement period), the value of those earned PSUs will be increased by an additional value equal to between 50% and 200% of the earned PSUs if the TSR performance goals (determined over the 42-month measurement period) are achieved. The increased value will be delivered either in the form of shares or cash. If the threshold TSR goal is not met, no participant will be entitled to any additional value.

In addition, pursuant to the terms of the LTI TSR Multiplier, in the event of a change in control of the Company prior to the end of the performance period (December 31, 2017), the performance period applicable to the TSR calculation will be shortened to end on a date preceding the change in control date (the “CIC Accelerated Date”). The performance level attained will be assessed as of such CIC Accelerated Date (using the price per share paid in connection with the change in control instead of the average of per share closing prices for the period ending on the CIC Accelerated Date) against revised TSR performance goals that have been annualized as of the CIC Accelerated Date. The resulting value, if any, that is determined to be eligible for continued time-based vesting following the change in control as a result of attainment of the TSR performance goals (the “TSR Awards”) will be calculated based on assumed attainment of the underlying 2015 LTI PSU Award performance goals at a 100% level. The Committee has the discretion to accelerate the vesting and timing of the payment of the TSR Awards so that the vesting and payment occurs on the CIC Accelerated Date. The Committee also retains the discretion to determine whether to take any action in connection with a change in control with respect to the underlying PSUs that are subject to the 2015 LTI PSU Award performance goals.

Unless the Committee exercises its discretion to accelerate the vesting and payment of the TSR Awards to the CIC Accelerated Date, the TSR Awards will be converted at the time of the change in control into a time-based award payable in shares or cash that vests on the date that the 2015 LTI PSU Awards are scheduled to vest following December 31, 2017, the last day of the original performance period, subject to the participant’s continued employment through such date. However, the vesting of the TSR Awards will accelerate in the event the participant’s employment is terminated without cause or the participant resigns for good reason within the 2-year period following the change in control.

The Committee does not anticipate granting any 2015 LTI PSU Awards, as modified by the LTI TSR Multiplier, until 2015. 2015 LTI PSU Awards that contain the LTI TSR Multiplier will be subject to the additional terms that are approved as part of the 2015 long-term incentive program and the provisions of the Equity Incentive Plan.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2014	WILLIS GROUP HOLDINGS
PUBLIC LIMITED COMPANY

	By:	/s/ Adam L. Rosman
Adam L. Rosman
Group General Counsel